Execution Version

Exhibit 10.1

COOPERATION AGREEMENT

This cooperation agreement, dated March 21, 2025 (this “Agreement”), is by and between JANA Partners Management, LP, a Delaware limited liability company (together with its controlled Affiliates and controlled Associates, “JANA”), and Rapid7, Inc., a Delaware corporation (the “Company”). The Company and JANA are each herein referred to as a “party” and, collectively, the “parties.” In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Representations and Warranties of the Company. The Company represents and warrants to JANA that: (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. The Company represents that the size of the Company’s board of directors (the “Board”) as of immediately prior to the execution of this Agreement is eight (8) directors.

2. Representations and Warranties of JANA. JANA represents and warrants to the Company that: (a) this Agreement has been duly authorized, executed and delivered by JANA, and is a valid and binding obligation of JANA, enforceable against JANA in accordance with its terms; (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, JANA as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound; and (iii) as of the date of this Agreement, JANA beneficially owns 3,690,129 shares of the Company’s common stock (any shares of the Company’s common stock, the “Shares”) and has voting authority over such Shares and, other than as set forth below, does not beneficially own or economically own any other Shares or any Synthetic Equity Interests or Short Interest in the Company. The term “Short Interest” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities. The term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions. In addition, as of the date hereof, certain accounts under JANA’s management and control have entered into notional principal amount derivative agreements in the form of cash settled swaps with respect to an aggregate of 4,167,438 Shares.

3. Board Nomination and Other Company Matters.

(a) In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) and Delaware law, substantially concurrently with the execution of this Agreement, the Board shall take all necessary action to (i) expand the size of the Board to eleven (11) directors, and (ii) appoint each of (A) Michael Burns (the “Mutual Nominee”) and (B) Wael Mohamed (“Mr. Mohamed”), effective no later than April 15, 2025, to serve as an independent Company director who will stand for election at the 2025 annual meeting of the Company’s stockholders (the “2025 Annual Meeting”). Following the execution of this Agreement, promptly upon written request (email being sufficient) from JANA, the Board shall appoint Kevin Galligan (the “JANA Nominee”, and together with the Mutual Nominee and Mr. Mohamed, the “Agreed Nominees”) to fill the remaining vacancy resulting from the increase in the size of the Board and to serve as an independent Company director who will stand for election at the 2025 Annual Meeting; provided, that (i) the Company agrees that the vacancies resulting from the increase in the size of the Board may only be filled by the Agreed Nominees and by no other person(s), and (ii) the appointment of the JANA Nominee shall occur (and such request from JANA shall be sent) no later than forty-five (45) business days following the date hereof. The Company agrees to recommend in favor of and solicit stockholders to vote in favor of the election of each of the Agreed Nominees at the 2025 Annual Meeting on terms no less favorable than the Company provides for all other nominees of the Board standing for election at the 2025 Annual Meeting.

(b) Concurrently with his appointment to the Board, the Mutual Nominee shall be appointed to the Audit Committee of the Board, and, effective upon the JANA Nominee’s appointment to the Board, the JANA Nominee shall be appointed to the Compensation Committee of the Board. The Company agrees that each Agreed Nominee (and any Replacement Nominee (as defined below)) shall be given the same due consideration for membership on committees of the Board as any other independent director, including any new committee(s) and subcommittee(s) that may be established.

(c) In addition, as a condition to, and prior to, the appointment of the JANA Nominee, the JANA Nominee shall have executed and delivered to the Company an irrevocable resignation as a director of the Company in the form attached hereto as Exhibit A (the “Irrevocable Resignation Letter”), it being understood that in the event the Irrevocable Resignation Letter becomes effective pursuant to the terms thereof, it shall be in the Board’s sole discretion whether to accept or reject such resignation and effectuate the JANA Nominee’s termination from the Board, as the case may be. JANA acknowledges and agrees that the Company’s obligations with respect to Sections 3(a) and (f) of the Agreement shall terminate (i) in the event the Irrevocable Resignation Letter becomes effective pursuant to the terms thereof or (ii) in the event the appointment of the JANA Nominee has not yet occurred, upon the occurrence of an event that would cause the Irrevocable Resignation Letter to become effective pursuant to the terms thereof as if the appointment of the JANA Nominee had occurred on the date hereof, in each case, upon the Board’s acceptance of such resignation or deemed resignation of the JANA Nominee.

(d) During the Cooperation Period (defined below), and except as provided in Section 3(c), the Company shall not seek or support the removal of the Agreed Nominees from the Board. In addition, during the Cooperation Period, except as provided in Section 3(c), no Agreed Nominee shall be required to tender his or her resignation as a director by reason of any change in principal occupation or business association, or by reason of his or her serving on additional boards, unless such change involves a competitor of the Company (as defined by Section 8 of the Clayton Act and determined in good faith as informed by the legal opinion of outside counsel) or otherwise presents a conflict of interest (as determined in good faith as informed by the legal opinion of outside counsel) with respect to his or her continued services as a director.

(e) During the Cooperation Period, the Company shall not increase the size of the Board in excess of twelve (12) directors, and the Company shall not decrease the size of the Board if such decrease would require the resignation of an Agreed Nominee. Other than with respect to vacancies filled pursuant to Sections 3(a) and 3(f) (which shall be filled in accordance with their terms) or arising as a result of a breach of this Agreement by the Company, nothing in this Agreement shall prevent the Company from filling all vacancies in accordance with the Bylaws of the Company and the laws of the State of Delaware.

(f)

(i) If the JANA Nominee or the Mutual Nominee resigns as a director or otherwise refuses to or is otherwise unwilling or unable to maintain his or her director role at any time prior to the end of the Cooperation Period (as defined below) for any reason, including as a result of death or disability or otherwise (such Agreed Nominee, a “Former Nominee” and any replacement, a “Replacement Nominee”), then, (i) if such Former Nominee was the JANA Nominee, JANA shall have the right to designate a replacement therefor that is reasonably acceptable to the Board (which acceptance shall not be unreasonably withheld); provided that such Replacement Nominee qualifies as an independent director under the applicable rules of the SEC and the Nasdaq Listing Rules; provided, further, that, if JANA’s proposed Replacement Nominee is not acceptable to the Board, JANA shall continue to have the right to designate a Replacement Nominee until such a Replacement Nominee is accepted by the Board, and (ii) if such Former Nominee was the Mutual Nominee, the Company and JANA shall mutually agree on a replacement director.

(ii) In the event that JANA identifies a Replacement Nominee, (A) the Company shall use its reasonable best efforts to conduct any necessary interviews for such proposed Replacement Nominee as promptly as practicable, (B) the Board (or any applicable committee thereof) shall, as promptly as practicable, review and make a recommendation on such Replacement Nominee’s candidacy and make a determination and recommendation regarding whether the Replacement Nominee meets the relevant criteria to be appointed to the Board (which determination shall be made by the Board acting in good faith in accordance with its customary procedures and requirements, including consideration of candidate interviews, director qualifications and the overall composition of the Board) within ten (10) business days after such person has provided all information, and complied with all procedures, reasonably required from an Agreed Nominee pursuant to such customary procedures and requirements, and (C) the Board shall vote on the appointment of such Replacement Nominee no later than the earlier of (x) ten (10) business days after such recommendation and (y) unless any proposed Replacement Nominee candidate shall have failed to provide all information and complied with all procedures reasonably required hereunder, twenty (20) business days after JANA identifies such Replacement Nominee.

(iii) Upon such Replacement Nominee’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Nominee to any applicable committee of the Board of which the Former Nominee was a member immediately prior to such Former Nominee’s resignation or removal or, if the Board or the applicable committee of the Board determines in good faith that the Replacement Nominee does not satisfy the requirements of the Nasdaq or applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board. For the avoidance of doubt, such Replacement Nominee (A) for a JANA Nominee shall thereafter be deemed the “JANA Nominee” for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement as were applicable hereunder to the JANA Nominee, and (B) for a Mutual Nominee shall thereafter be deemed the Mutual Nominee for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement as were applicable hereunder to the Mutual Nominee. Notwithstanding the foregoing, the Company’s obligations under this Section 3(f) shall terminate immediately if JANA ceases to beneficially own an aggregate Net Long Position of at least 2% (as adjusted for stock splits, stock dividends, reverse stock splits and similar events) of the Company’s outstanding common stock. The term “Net Long Position” shall have the meaning set forth in Rule 14e-4 under the Exchange Act in respect of the Company’s outstanding common stock. During the Cooperation Period, JANA shall not acquire or agree to acquire, directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in JANA owning, controlling or otherwise having any beneficial or other ownership interest in 14.9% or more of the Company’s outstanding common stock without the prior written consent of the Board.

4. Cooperation.

(a) JANA agrees that, from the date of this Agreement until the Termination Date (such period, the “Cooperation Period”), neither JANA nor any of its Representatives shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to or constitutes an ad hominem attack on, or otherwise disparages, the Company, its business, any of its subsidiaries or any of its or such subsidiaries’ officers, directors, or employees or any person who has served as an officer, director or employee of the Company or any of its subsidiaries; provided, however, that JANA shall be permitted to (i) make objective statements that reflect JANA’s view, as a stockholder, with respect to factual matters concerning specific acts or determinations of the Company occurring after the date of this Agreement, as long as such statements do not violate any other provision of this Agreement; (ii) make statements and/or speak privately with the Board and senior members of the Company’s management including, without limitation, with respect to unpremeditated, private, informal remarks that are not part of any coordinated communication or campaign and that are not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Agreement; and (iii) make statements and/or speak privately to JANA’s limited partner investors or potential limited partner investors in a manner consistent with prior practice and under circumstances where it is expressly understood and agreed that such communications are and will remain private; provided, further, that, in either of the foregoing cases (ii) and (iii), such private discussions would not reasonably be expected to require public disclosure pursuant to applicable law and do not otherwise violate any other provision of this Agreement. Notwithstanding the foregoing, JANA’s obligations under this Section 4(a) shall terminate immediately if there is a breach by the Company of any of its obligations under Section 4(b) below.

(b) The Company agrees that, during the Cooperation Period, neither it nor any of its Representatives shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement that relates to and constitutes an ad hominem attack on or otherwise disparages, JANA, its business, or any of its members, officers or directors or any person who has served as a member, officer or director of JANA (it being understood and agreed that the limitations in this Section 4(b) shall not apply to any member of the Board’s private discussions solely among other members of the Board and/or management of the Company, or in private discussions with JANA or any of its members, officers, directors or Representatives). Notwithstanding the foregoing, the Company’s obligations under this Section 4(b) shall terminate immediately if there is a breach by the JANA of any of its obligations under Section 4(a) above.

(c) The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not prevent either party from responding to any public statement made by the other party of the nature described in Sections 4(a) and 4(b) of this Agreement if such statement by the other party was made in breach of this Agreement. The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not: (i) apply (A) in any compelled testimony or production of information, whether by legal process or subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from which information is sought, in each case, solely to the extent required, or (B) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (ii) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or the rules of the SEC promulgated under such Section 21F.

(d) During the Cooperation Period, JANA shall cause all Shares beneficially owned, directly or indirectly, by it (including all Shares beneficially owned as of the respective record dates for any action by written consent, annual meeting or special meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof, during the Cooperation Period (a “Covered Meeting”)) over which it exercises or has voting authority (i) in the case of a Covered Meeting, to be present in person or by proxy for quorum purposes, and (ii) to be voted at such Covered Meetings or at any adjournments or postponements thereof or to deliver or withhold consents with respect to such actions by written consent, as applicable, (A) in favor of the following persons for election as directors of the Company at such Covered Meeting and no other person(s): the Agreed Nominees, Corey E. Thomas, Michael J. Berry, Marc Brown, Judy Bruner, Ben Holzman, Ben Nye, Tom Schodorf, and Reeny Sondhi, (B) in accordance with the Board’s recommendations as set forth in the definitive proxy statement, consent solicitation statement or revocation solicitation statement filed by the Company with respect to any proposal, action or business (which, for the avoidance of doubt, shall include voting in accordance with the Board’s recommendations with respect to the election, removal and/or replacement of directors to the extent such recommendations are made in accordance with clause (A)) that may be the subject of stockholder action at such Covered Meetings or pursuant to such action by written consent; provided, that, notwithstanding anything herein to the contrary, in the event that Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) publish voting recommendations that differ from the Board’s recommendation with respect to any proposal or action (other than the election of the persons named in clause (A)), JANA shall be permitted to vote, or to deliver consents with respect to its Shares in accordance with the ISS or Glass Lewis recommendation; provided, further, that, notwithstanding anything to the contrary, with respect to (x) a proposal to authorize or approve any tender offer, exchange offer, merger, acquisition, recapitalization or consolidation involving the Company or its securities or assets or (y) matters related to the implementation of takeover defenses, JANA may vote its Shares in its sole discretion.

(e) Nothing in this Agreement shall be deemed to limit JANA’s ability to communicate privately with the Board or management of the Company on any matter or to privately request a waiver of any provision of this Agreement from the Company, provided that such actions are not intended to and would not reasonably be expected to require any public disclosure.

5. Public Announcement.

(a) JANA and the Company shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as Exhibit B (the “Press Release”) as soon as practicable following execution of this Agreement (but in no event later than 5:00 p.m., Eastern Time, on the first business day after the date of this Agreement). Prior to the issuance of the Press Release, neither the Company nor JANA shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party; it being understood that nothing in this Agreement shall limit either JANA’s or the Company’s ability to make required regulatory filings (as reasonably determined by counsel, and as required by, without limitation, the requirements of Sections 13 and 14 of the Exchange Act and the rules and regulations promulgated thereunder) during such time.

(b) During the term of this Agreement, JANA shall not issue any press release relating to this Agreement or the actions contemplated hereby that is inconsistent with or contrary to the Press Release.

(c) The Company shall promptly prepare and file a Current Report on Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide JANA with reasonable opportunity to review and comment upon the Form 8-K prior to the filing thereof and shall consider in good faith any changes proposed by JANA. JANA shall provide the Company with reasonable opportunity to review and comment upon the amendment to its Schedule 13D reporting entry into this Agreement prior to the filing thereof and shall consider in good faith any changes proposed by the Company.

6. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

7. Definitions. For purposes of this Agreement:

(a) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall include all persons or entities that at any time prior to the termination of this Agreement become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, (i) JANA shall not be an Affiliate or Associate of the Company, and (ii) the Company shall not be an Affiliate or Associate of JANA;

(b) the terms “beneficial owner” and “beneficially own” shall have the respective meanings of such terms under or as used in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c) the terms “person” or “persons” shall mean any individual or any corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(d) the term “Representatives” shall mean, in reference to any person, such person’s controlled Affiliates and Associates and the respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives of such person and its Affiliates and Associates, in each case acting in a capacity on behalf of, in concert with or at the direction of such person or its controlled Affiliates or Associates.

8. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one business day after being sent by a nationally recognized overnight courier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

if to the Company:

Rapid7, Inc.

120 Causeway Street, Suite 400

Boston, MA 02114

Attention: Raisa Litmanovich, Senior Vice

President, General Counsel

E-mail: raisa_litmanovich@rapid7.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Anthony F. Vernace

William J. Allen

Email: avernace@stblaw.com

  william.allen@stblaw.com

if to JANA:

JANA Partners Management, LP

888 7th Avenue, 24th Floor

New York, New York 10106

Attention: Jennifer Fanjiang

E-mail: legal@janapartners.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Ele Klein

Brandon Gold

Daniel Goldstein

E-mail: Eleazer.Klein@srz.com

  Brandon.Gold@srz.com

  Daniel.Goldstein@srz.com

9. Specific Performance; Choice of Law; Forum.

(a) This Agreement and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Any action to enforce the terms and provisions of this Agreement or relating to the transactions contemplated by this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery in the State of Delaware or other federal or state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, arbitration or other proceeding (any of the foregoing, a “Legal Proceeding”) arising out of this Agreement in such courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. The parties agree that delivery of process or other papers in connection with any such Legal Proceeding in the manner provided in this Section 9 of this Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. FURTHERMORE, EACH OF THE PARTIES HERETO (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(b) Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. In furtherance of this Agreement and without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to seek equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

10. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

11. Termination. Unless otherwise mutually agreed to in writing by each party, and except as otherwise provided for in Section 3(c), this Agreement shall terminate upon the earlier of (i) on the date that is thirty (30) calendar days prior to the beginning of the Company’s advance notice period for the nomination of directors at the 2026 annual meeting of the Company’s stockholders, and (ii) January 9, 2026 (the earlier of (i) and (ii), the “Termination Date”). Upon termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, (a) Sections 7 through 17 of this Agreement shall survive termination of this Agreement; and (b) no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. Signatures of the parties transmitted by facsimile, PDF, jpeg, .gif, .bmp or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.

13. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.

14. No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

16. Interpretation and Construction. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by each of the parties hereto. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17. Expenses. Neither the Company, on one hand, nor JANA, on the other hand, shall be responsible for any fees or expenses (including legal expenses) incurred by the other party in connection with this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

RAPID7, INC.

By:	/s/ Corey E. Thomas
Name: Corey E. Thomas
Title: Chief Executive Officer

JANA PARTNERS MANAGEMENT, LP

By:	/s/ Scott Ostfeld
Name: Scott Ostfeld
Title: Managing Partner